Exhibit 23.4

June 20, 2014

Board of Directors

Alpena Banking Corporation

468 North Ripley Boulevard

Alpena, MI 49707

RE: Consent of RP Financial, LC.

We hereby consent to the inclusion of our opinion letter to the board of directors of Alpena Banking Corporation as Appendix B to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Alpena Banking Corporation with First Federal of Northern Michigan Bancorp, Inc. and to the references to our firm and such opinion in such Registration Statement. This consent relates solely to the Registration Statement and not to any subsequent amendments thereto or any other document.

In giving such consent, we do not admit that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ RP FINANCIAL, LC.
RP FINANCIAL, LC.

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